Filed pursuant to Rule 424(b)(3)

Registration No. 333-121206

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated March 18, 2005)

FOCUS ENHANCEMENTS, INC.
10,921,714 SHARES OF COMMON STOCK

This document supplements the prospectus dated March 18, 2005 of Focus Enhancements, Inc., relating to the sale from time to time by certain of our securityholders of up to 10,921,714 shares of our common stock.  You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

Before deciding whether to invest, you should read the “Risk Factors” beginning on page 1 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission or regulator has approved or disapproved of these securities or determined that this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The information concerning selling stockholders in the prospectus is hereby amended to read as follows:

SELLING STOCKHOLDERS

The following table sets forth:  (i) the number of shares of Focus common stock beneficially owned by each selling stockholder as of November 30, 2006 (including shares issuable upon conversion of warrants) and (ii) the number of shares of Focus common stock to be offered hereby by each selling stockholder. Other than as disclosed in this prospectus supplement, no selling stockholder has had any position, office or other material relationship with us during the past three years. The information set forth below is based on information provided by each selling stockholder as of November 30, 2006. Since the date on which each selling stockholder provided this information, each selling stockholder identified below may have sold, transferred or disposed of all or a potion of the common stock covered hereby.

Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by each of the selling stockholders. The percentage ownership data is based on 71,577,891 shares of our common stock outstanding as of November 30, 2006.

The shares of common stock covered by this prospectus may be sold by the selling stockholders set forth below, by those persons or entities to whom they transfer, donate, devise, pledge or distribute their shares or by other successors in interest.

Security Ownership (1)

Name	Shares Beneficially Owned Prior to Offering		Shares to be Sold in the Offering		Shares Beneficially Owned After Offering (23)

Greater Bay Bank N.A.	117,186		77,186	(2)	40,000	*
033 Growth International Fund, Ltd.	2,045,399		576,275	(3)	1,469,124	2.1%
033 Growth Partners I, LP	3,866,738		1,172,650	(4)	2,694,088	3.8%
033 Growth Partners II, LP	1,410,160		364,725	(5)	1,045,435	1.5%
Bristol Investment Fund, Ltd	235,823		194,444	(6)	41,379	*
Cranshire Capital, L.P.	231,052		158,333	(7)	72,719	*
Crescent International Ltd.	117,000		75,000	(8)	42,000	*
GSSF Master Fund, LP	297,547		69,445	(9)	228,102	*
Gryphon Master Fund, LP	69,445		69,445	(10)	—	*
Omicron Master Trust	139,584		75,915	(11)	63,669	*
Oyster Pond Partner, LP	822,677		261,350	(12)	561,327	*
Rockmore Investment Master Fund Ltd.	64,716		35,196	(13)	29,520	*
Rodman & Renshaw, LLC	664,385		266,400	(14)	397,985	*
Solomon Strategic Holdings, Inc.	52,012		41,667	(15)	10,345	*
Spectra Capital Management, LLC	69,253		41,667	(16)	27,586	*
Stonestreet, LP	183,495		69,444	(17)	114,051	*
TCMP3 Partners	83,142		55,556	(18)	27,586	*
The Tail Wind Fund Limited	260,441		138,889	(19)	121,552	*
Whalehaven Capital Fund Limited	41,667		41,667	(20)	—	*
Cundill International Company Ltd.	125,000		125,000	(21)	—	*
Carl E. Berg	5,669,600	(22)	2,173,193		3,496,407	4.7%

			6,083,447

*                                         Represents beneficial ownership of less than one percent

(1)                                  This table has been prepared based solely upon information furnished to us as of November 30, 2006, by the selling stockholders listed above. The selling stockholders identified above may have sold, transferred or otherwise disposed shares of our common stock.

(2)                                  Greater Bay Bank N.A.  Includes 77,186 shares of common stock issuable upon exercise of warrants within 60 days of November 30, 2006.  The selling stockholder has notified us that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers. “The Transactions - Line of Credit.”

(3)                                  003 Growth International Fund, LTD.  Includes 115,255 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006. 033 Growth Management LLC, as investment advisor, has voting and dispositive power over the shares.  The persons exercising these powers on behalf of the advisor are, respectively, Lawrence C. Longo, Jr., the advisor’s Chief Operating Officer, and Michael T. Vigo, one of the managing members of the advisor.  See also “The Transactions – Private Placement.”

(4)                                  033 Growth Partners I, LP.  Includes 234,530 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006.  033 Growth Management LLC, as investment advisor, has voting and dispositive power over the shares.  The persons exercising these powers on behalf of the advisor are, respectively, Lawrence C. Longo, Jr., the advisor’s Chief Operating Officer, and Michael T. Vigo, one of the managing members of the advisor.  See also “The Transactions – Private Placement.”

(5)                                  033 Growth Partners II, LP.  Includes 72,945 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006. 033 Growth Management LLC, as investment advisor, has voting and dispositive power over the shares.  The persons exercising these powers on behalf of the advisor are, respectively, Lawrence C. Longo, Jr., the advisor’s Chief Operating Officer, and Michael T. Vigo, one of the managing members of the advisor.  See also “The Transactions – Private Placement.”

(6)                                  Bristol Investment Fund, Ltd.  Includes 194,444 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006. Bristol Capital Advisors, LCC is the investment advisor to Bristol Investment Fund, Ltd.  Mr. Paul Kessler is the manager of Bristol Capital Advisors, LLC and as such has voting and investment control over these securities.  Mr. Kessler disclaims beneficial ownership of these securities.  See also “The Transactions – Private Placement.”

(7)                                  Cranshire Capital, L.P.  Includes 158,333 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006. Mitchell P. Kopin, President of Downsview Capital, Inc., the general partner of Cranshire Capital L.P., has voting control and investment power over securities held by Cranshire Capital, L.P.  Mr. Kopin and Downsview Capital, Inc. disclaim beneficial ownership of the securities held by Cranshire Capital, L.P.  See also “The Transactions – Private Placement.”

(8)                                  Crescent International Ltd.  Includes 75,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006.  Maxi Brezzi and Bachir Taleb-Ibrahimi, in their capacity as managers of Cantara (Switzerland) SA, the investment advisor to Crescent International Ltd., have voting control and investment discretion over the shares owned by Crescent International Ltd.  Messrs. Brezzi and Taleb-Ibrahimi disclaim beneficial ownership of such shares.  See also “The Transactions – Private Placement.”

(9)                                  GSSF Master Fund, LP.  Includes 69,445 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006. The selling stockholder has notified us that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers. Tom C. Davis, as Managing Director has voting and investment control over the shares.  See also “The Transactions – Private Placement.”

(10)                            Gryphon Master Fund, LP.  Includes 69,445 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006. E.B. Lyon IV, as Authorized Agent, has voting and investment discretion over the shares owned by Gryphon Master Fund, L.P.  See also “The Transactions – Private Placement.”

(11)                            Omicron Master Trust.  Includes 75,915 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006.  Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of common stock. As of the date of this prospectus supplement, Mr. Olivier H. Morali, an officer of OCT, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. The selling stockholder has notified us that they are not broker-dealers or affiliates of broker dealers and that they believe they are not required to be broker dealers. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s, Regulation 13D-G) controls Omicron and Winchester. See also “The Transactions– Private Placement.”

(12)                            Oyster Pond Partner, LP.  Includes 52,270 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006. 033 Growth Management LLC, as investment advisor, has voting and dispositive power over the shares.  The persons exercising these powers on behalf of the advisor are, respectively, Lawrence C. Longo, Jr., the advisor’s Chief Operating Officer, and Michael T. Vigo, one of the managing members of the advisor.  See also “The Transactions – Private Placement.”

(13)                            Rockmore Investment Master Fund Ltd. Includes 35,196 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006. Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of November 30, 2006, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund. Shares included herein were acquired in connection with a private transaction with a securityholder originally identified in the prospectus dated March 18, 2005.

(14)                            Rodman & Renshaw, LLC.  Consists of 266,400 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006.  Rodman & Renshaw, a registered broker-dealer, received the securities included for registration as compensation for placement agency services. Thomas G. Pinou has voting and investment control over the securities. Mr. Pinou disclaims any beneficial ownership over the securities.  Rodman and Renshaw LLC, a registered broker-dealer, served as placement agent in the private placement. See also “The Transactions – Private Placement.”

(15)                            Solomon Strategic Holdings, Inc.  Includes 41,667 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006.  Directors Andrew MacKellar and Westlaw Limited control Solomon Strategic Holdings and have voting and investment control over the securities of such entity.  See also “The Transactions – Private Placement.”

(16)                            Spectra Capital Management, LLC.  Includes 41,667 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006. Greg Porges and Andre Burton have voting and investment power over the shares held by Spectra Capital Management.  See also “The Transactions – Private Placement.”

(17)                            Stonestreet, LP.  Includes 69,444 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of November 30, 2006.  Michael Finkelstein, as President, has voting and dispositive power over the shares.  See also “The Transactions – Private Placement.”

(18)                            TCMP3 Partners.  Includes 55,556 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006.  Messrs. Steven Slawson and Walter Schenker, as principals, have voting and investment control over the securities.  See also “The Transactions – Private Placement.”

(19)                            The Tail Wind Fund Limited.  Includes 138,889 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006.  Tail Wind Advisory & Management Ltd., a UK corporation authorized and regulated by the Financial Services Authority of Great Britain (“TWAM”), is the investment manager for The Tail Wind Fund Ltd., and David Crook is the CEO and controlling shareholder of TWAM.  Each of TWAM and David Crook disclaim any beneficial ownership of, or pecuniary interest in, the shares being registered hereunder and held by The Tail Wind Fund Ltd.  See also “The Transactions – Private Placement.”

(20)                            Whalehaven Capital Fund Limited.  Includes 41,667 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006. Evan Schemenauer, Arthur Jones, and Jennifer Kelly, as Directors of Whalehaven Capital, have voting and investment control over the securities.  See “The Transactions – Private Placement.”

(21)                            Cundill International Company Ltd.  Includes 125,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006.  Peter Cundill & Associates (Bermuda) Ltd., a Bermuda based Portfolio Manager, has voting and investment control over the securities. See also “The Transactions – Private Placement.”

(22)                            Carl Berg.  Includes 840 shares of Series B preferred stock and 417 shares of Series C preferred stock which are convertible into an aggregate of 3,161,000 shares of common stock and 75,407 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of November 30, 2006.

(23)                            Assumes all shares being offered by this prospectus are sold.

The date of this prospectus supplement is December 21, 2006.